[LETTERHEAD OF PALMER & DODGE LLP]


                               September 10, 1999


PixTech, Inc.
Avenue Olivier Perroy
13790 Rousset
FRANCE


Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by PixTech, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 16,100,000 shares of the Company's Common Stock, $0.01 par value per share, consisting of 15,000,000 shares of Common Stock issuable pursuant to a Private Equity Line Agreement (the "Put Shares"), 1,000,000 shares of Common Stock issuable upon conversion of an outstanding Convertible Note in the principal amount of $5,000,000 dated as of October 27, 1997 (the "Note Shares") and 100,000 shares of Common Stock issuable upon exercise of an outstanding Warrant (the "Warrant Shares"), for resale by certain stockholders of the Company listed therein.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Put Shares, the Note Shares and the Warrant Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that, upon issuance pursuant to each of their respective terms, the Put Shares, the Note Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                                              Very truly yours,

                                              /s/ Palmer & Dodge LLP

                                              PALMER & DODGE LLP


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